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Exhibit 10.22

NON-COMPETITION AGREEMENT

        THIS NON-COMPETITION AGREEMENT dated as of November 18, 2005 (this "Agreement"), is by and between Merrill Communications LLC, a Delaware limited liability company ("Parent") and Perry Solomon, an individual residing at 26 Homestead Street, Newton, MA 02468 ("Individual").

        WHEREAS, this Agreement is entered into in connection with that certain Agreement and Plan of Merger, dated as of November 18, 2005 (the "Merger Agreement"), by and among Capture Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), Parent, WordWave, Inc., a Delaware corporation ("Company") and Perry Solomon, as Stockholder Representative.

        WHEREAS, pursuant to and subject to the terms of the Merger Agreement, the Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation, and the Company shall thereupon become a wholly owned subsidiary of Parent.

        WHEREAS, in order to induce Parent to consummate the transactions contemplated by the Merger Agreement (including but not limited to the acquisition by Parent of the Company and the settlement of all of Individual's stock and other equity interests in the Company), and to protect for Parent all of the goodwill associated with the business of the Company and its subsidiaries consisting of litigation support, digital recording and transcription and captioning services (the "Business"), Individual is willing to enter into this Agreement.

        WHEREAS, this Agreement is a material inducement to the willingness of the parties to enter into the Merger Agreement and consummate the transactions contemplated thereby.

        NOW THEREFORE, in consideration of the premises and the mutual promises and obligations contained herein, the parties hereto agree as follows:

          1.    Acknowledgment by Individual.    As a stockholder of the Company, Individual will benefit from the consummation of the transactions contemplated by the Merger Agreement and desires to induce Parent to consummate such transactions by entering into this Agreement. In furtherance thereof, Individual hereby acknowledges and agrees that:

            (a)   Individual has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the following, all of which constitute confidential information (collectively, the "Confidential Information"): (i) any and all trade secrets concerning the Business, product specifications, data, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Business and any other information, however documented, of the Business; (ii) any and all information concerning the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Business containing or based, in whole or in part, on any information included in the foregoing;

            (b)   the products and services of the Business are marketed throughout the countries in which the Company and its subsidiaries operate;

            (c)   the Business competes with other businesses that are or could be located in any part of the world;

            (d)   the Parent has required that Individual make the covenants set forth in Sections 2 and 3 of this Agreement as a condition to the Merger Sub's merger with and into the Company pursuant to the Merger Agreement;

            (e)   the provisions of Sections 2 and 3 of this Agreement are reasonable and necessary to protect and preserve the Business being acquired by the Parent; and

            (f)    the Parent and the Company would be irreparably damaged if Individual were to breach any of the covenants set forth in Sections 2 and 3 of this Agreement.

          2.    Confidential Information.    Individual acknowledges and agrees that all Confidential Information known or obtained by Individual, whether before or after the date hereof, is the property of the Company. Therefore, Individual agrees that Individual will not, at any time, disclose to any unauthorized Person (as defined below) or use for his own account or for the benefit of any third party any Confidential Information, whether Individual has such information in Individual's memory or embodied in writing or other physical form, without the Parent's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Individual's fault or the fault of any other Person bound by a duty of confidentiality to the Parent or the Company.

          For purposes of this Agreement, "Person" means any individual; corporation; partnership; firm; joint venture; association; joint-stock company; trust; unincorporated organization; federal, state or local government; court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including courts of competent jurisdiction; or other entity.

          3.    Competitive Activities.    Other than for the Company or one of its affiliates, if applicable:

            (a)   Individual will not, for the period commencing on the date of the consummation of the transactions contemplated by the Merger Agreement (the "Effective Date") and ending on the fifth (5th) anniversary of the Effective Date of this Agreement (the "Restrictive Period"), directly or indirectly, within any geographical area or territory in the United States, the United Kingdom, Australia, New Zealand, Hong Kong, Singapore, Ireland, Malaysia, China, or any other location where the Business is currently conducted, own, manage, operate or control, or participate in the ownership, management, operation or control of, or have any interest in, as a stockholder, member, director, governor, manager, officer, employee, agent, consultant or partner, any business of the type engaged in by the Business or any type of business that the Business has committed to engage in pursuant to its budget or business plan within the 24 month period following such budget or business plan; provided, however, that nothing contained herein will prohibit Individual from owning less than three percent (3%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.

            (b)   During the Restrictive Period, Individual will not, directly or indirectly, damage or impair the Business whether by way of interfering with or disrupting the Company's relationship with its employees, consultants, agents, independent contractors, customers, clients, representatives, vendors or suppliers.

            (c)   During the Restrictive Period, Individual will not, directly or indirectly, call upon, solicit, contact or serve any of the then-existing clients, customers, vendors or suppliers, of the Business, any clients, customers, vendors or suppliers that have had a relationship with the Business during the preceding twelve (12) months, or any potential clients, customers, vendors or suppliers that were solicited by the Business during the preceding twelve (12) months with respect to products, services or activities that compete in whole or in part with the Business.

            (d)   During the Restrictive Period, Individual will not, directly or indirectly, employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Business's then employees on behalf of Individual or any other Person, whether or not Individual or such Person competes with the Business.

            (e)   During the Restrictive Period, Individual will not solicit, directly or indirectly, any of the Business's then independent contractors on behalf of Individual or any other Person, whether or not Individual or such Person competes with the Business.

          Section 3(a) of this Agreement will cease to be applicable to any activity of Individual from and after such time as the Company has made a decision through Parent's Board of Directors not to continue, or has ceased for a period of six (6) months, the business with which such activity of Individual would be competitive.

          4.    Further Acknowledgement by Individual.    Individual acknowledges and agrees that the restrictions in Sections 2 and 3 of this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. If any of the provisions of this Agreement are held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

          5.    Remedies.    If Individual breaches any of the covenants set forth in Section 2 or 3 of this Agreement, the Parent will be entitled to the following remedies:

            (a)   The receipt by the Parent from Individual of funds in the amount equal to any loss, liability, damage or expense to which the Parent or the Company may become subject or which it may suffer or incur, directly or indirectly, as a result from or in connection with such breach by Individual of any of the covenants set forth in Section 2 or 3 of this Agreement, as well as all compensation, profits, moneys, accruals, increments or other benefits derived or received by Individual as a result of any transactions constituting the breach of any of the covenants set forth in Section 2 or 3 of this Agreement, in each case as finally determined by a court of competent jurisdiction or a final arbitration award;

            (b)   The ability to offset against any and all amounts owing to the Individual under the Merger Agreement and all amounts which the Parent claims under Section 5(a) above, together with any related enforcement, collection or related costs incurred by the Parent or the Company; and

            (c)   As a matter of right, and without the need to prove irreparable injury or to post any bond or other security, the ability to obtain an injunction, restraining order, writ of mandamus or other equitable relief (including specific performance) from any court of competent jurisdiction restraining any violation of any provision of Section 2 or 3 of this Agreement.

          With respect to the Parent's rights under Section 5(b) above, if Parent makes a good faith claim against the Individual for a breach of Section 2 or 3 of this Agreement, any amounts otherwise owing to the Individual under the Merger Agreement that are subject to dispute shall be placed in a mutually agreed escrow account and held there pending resolution of the dispute. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

          6.    No Waiver.    No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

          7.    Successors and Assigns.    This Agreement will bind and inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Parent may transfer or assign this Agreement, without the consent of Individual, to (a) any of its affiliates, (b) any Person or entity succeeding to substantially all of the assets or business of the Parent or the Company, including as a result of a consolidation or merger, (c) any Person or entity to which all or substantially all of the assets or stock of the Parent or the Company has been sold or (d) any Person or entity involved in a business transaction with the Parent or the Company similar to any of the foregoing.

          8.    Captions.    The captions and headings contained herein are solely for convenience of reference and will not affect the interpretation of any provision hereof.

          9.    Notices.    All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service; (c) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (d) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

If to the Parent:	Merrill Communications LLC One Merrill Circle St. Paul, MN 55108 Attn: Steven J. Machov
With a copy to:
Oppenheimer Wolff & Donnelly LLP 45 South Seventh Street Plaza VII, Suite 3300 Minneapolis, MN 55402 Attn: Bruce A. Machmeier, Esq. Fax: (612) 607-7100
If to Individual:	Perry Solomon 26 Homestead Street Newton, MA 02468
With a copy to:

Attention:
Fax: ( ) -

          10.    Governing Law.    This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation, matters of validity, construction, effect, performance and remedies.

          11.    Jurisdiction; Service of Process.    The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York or the Commonwealth of Massachusetts over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          12.    Construction.    Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

          13.    Complete Agreement.    This Agreement contains the complete agreement of the parties with respect to the subject matter hereof.

          14.    Amendments.    This Agreement may be altered or amended only by an instrument in writing, duly executed by both of the parties hereto.

          15.    Counterparts.    This Agreement may be executed in separate counterparts, each of which when so executed shall be deemed an original and both of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, Parent and Individual have executed this Agreement as of the date first above written.

MERRILL COMMUNICATIONS LLC

By:	/s/ Brenda Vale	/s/ Perry Solomon Perry Solomon
Its:	VP HR

[Signature Page to Non-Competition Agreement]

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  Exhibit 10.22
NON-COMPETITION AGREEMENT